410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Third Quarter and First Nine-Months of Fiscal 2020 Results

CHICAGO-(June 8, 2020)-Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its third quarter and first nine-months of fiscal 2020.

	Three Months Ended			Nine Months Ended
	Ended April 30			Ended April 30
	2020	2019	Change	2020	2019	Change
Consolidated Results
Net Sales	$76,256,000	$70,885,000	8%	$218,383,000	$206,908,000	6%
Net Income Attributable to Oil-Dri	$4,648,000	$5,619,000	(17)%	$13,014,000	$8,812,000	48%
Earnings per Diluted Share	$0.61	$0.74	(18)%	$1.69	$1.17	44%
Business to Business
Net Sales	$26,683,000	$26,041,000	2%	$77,632,000	$77,825,000	—%
Segment Operating Income	$8,198,000	$7,454,000	10%	$24,046,000	$21,758,000	11%
Retail and Wholesale
Net Sales	$49,573,000	$44,844,000	11%	$140,751,000	$129,083,000	9%
Segment Operating Income	$6,412,000	$4,161,000	54%	$15,380,000	$6,823,000	125%

Daniel S. Jaffee, President and Chief Executive Officer, stated, “With the outbreak of the novel coronavirus (“COVID-19”), Oil-Dri’s top priority has been to protect the health and safety of our teammates. We have transitioned to a remote work environment, where appropriate, and implemented CDC recommended safety measures and sanitation procedures at our plants. We have successfully managed our supply chain and manufacturing operations to ensure that our essential products reach our customers. Furthermore, our company has been able to support several local hospitals, clinics and nursing homes with the donation of much needed N-95 respirator masks. I am incredibly proud of our team and their efforts to respond to this crisis. Oil-Dri will continue to adapt to this evolving situation and will work hard to keep our business running to meet the changing needs of our customers. We feel very fortunate that, so far, our teammates are healthy and most of our products are deemed “essential.” Our thoughts and prayers go out to the millions and probably billions of people negatively impacted, both physically and financially, by the global pandemic.

During the third quarter, all the Company’s manufacturing facilities remained open, and we continue to operate to keep pace with demand. We achieved record quarterly consolidated net sales of $76.3 million, reflecting an 8% increase over the third quarter last year. Cat litter, in particular, was in high demand during the months of March and April as consumers stocked up on our products in response to state mandated shelter-in-place orders due to COVID-19. Our Business to Business Group’s diversified product portfolio proved to be resilient during this unprecedented time, as we experienced sales growth within our agricultural, animal health and nutrition, and co-packaging businesses. Consolidated gross margins rose to 28% during the third quarter from 24% in the same period last year, due to lower freight and natural gas costs which more than offset temporary wage increases given to our front-line teammates. These gains were further offset by an 8% increase in Selling, General and Administrative (“SG&A”) expenses over the prior year. Higher incentive bonus accruals and other compensation and benefits costs accounted for the increase. Third quarter consolidated operating income was $5.7 million compared to $2.3 million a year ago, demonstrating exceptional growth of 145%.

Our Business to Business Products Group’s third quarter sales reached $26.7 million. Revenues increased for three of our four principal products within the group. Sales of our agricultural products rose 11% in the quarter versus the prior year, primarily driven by higher demand of our traditional granules from a large customer. Our animal health and nutrition products delivered topline growth of 25% in the third quarter compared to the same period last year, mainly due to increased sales of feed additives in foreign markets, including Latin America and Asia, excluding China. After being closed for several months due to the outbreak of the novel coronavirus, our sales office in China is now open. However, business operations were negatively impacted by COVID-19 during the third quarter as Chinese government restrictions delayed product shipments. Furthermore, sales to pork producers within China remained soft as a result of the continued spread of the African swine fever within some areas of the country. Revenues from fluid purification products declined 8% in the third quarter compared to the prior year. Lower demand from edible oil producers due to worldwide COVID-19 closures of restaurants and schools impacted sales. Local pricing competition in foreign markets caused by unfavorable exchange rates and the closure of a domestic biodiesel processing plant also contributed to the decline. Our co-packaging coarse cat litter business realized sales gains of almost 10% in the quarter over the same period last year as consumers loaded up on pet care items due to the current pandemic.

Operating Income in the Business to Business Group was up 10% in the third quarter versus the prior year. Higher sales combined with lower freight and natural gas costs offset a 17% increase in SG&A expenses over the prior year. These increased SG&A costs reflect greater compensation related expenses and other costs to support the business.

The Retail and Wholesale Products Group experienced record quarterly sales of $49.6 million, representing an 11% gain over the third quarter last year. This growth was driven by a 20% increase in domestic cat litter revenues primarily due to unprecedented demand caused by the COVID-19 pandemic. Inventory loading by retailers resulted in double digit sales growth for both branded and private label cat litter products. Increases were led by scoopable litter items, followed by gains in coarse litter and accessories. Our e-commerce business experienced a triple digit percentage increase in sales for the quarter compared to last year, as more people shopped online while sheltering-in-place. Revenue from our subsidiary in Canada also rose within the quarter as a result of higher cat litter sales. Decreased demand of our industrial and sports products due to COVID-19 offset some of the sales gains within the Retail and Wholesale Products Group. These markets were negatively impacted by customer closures and the national shutdown of sports fields.

Operating Income for the Retail and Wholesale Products Group reached a record $6.4 million in the third quarter reflecting a 54% gain over the prior year. Increased sales and lower freight and natural gas costs helped to offset higher SG&A costs. These elevated SG&A costs include employee compensation, advertising and other costs to support the business. Due to a shift in program timing, our advertising spending increased in the third quarter when compared to the same period last year. We expect adverting costs for the full fiscal year to be higher than last year."

The Company will host its third quarter of fiscal 2020 earnings teleconference on Wednesday, June 10, 2020 at 10:00 a.m. Central Time. Participation details are available on our website’s events page.

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While Oil-Dri’s founding product was granular clay floor absorbents, it has since greatly diversified its portfolio. The Company’s mission to “Create Value from Sorbent Minerals” is supported by its wide array of consumer and business to business product offerings. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone.

“Oil-Dri” and “Cat’s Pride” are registered trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,”

“outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” or variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF INCOME
(unaudited)	Three Months Ended April 30
(in thousands, except per share amounts)	2020	% of Sales	2019	% of Sales
Net Sales	$76,256	100.0%	$70,885	100.0%
Cost of Sales	(54,871)	(72.0)%	(54,051)	(76.3)%
Gross Profit	21,385	28.0%	16,834	23.7%
Selling, General and Administrative Expenses	(15,685)	(20.6)%	(14,507)	(20.5)%
Operating Income	5,700	7.5%	2,327	3.3%
Interest Expense	(108)	(0.1)%	(141)	(0.2)%
Other Income (1)	5	—%	4,518	6.4%
Income Before Income Taxes	5,597	7.3%	6,704	9.5%
Income Tax Expense	(947)	(1.2)%	(1,143)	(1.6)%
Net Income	4,650	6.1%	5,561	7.8%
Net Income (Loss) Attributable to Noncontrolling Interest	2	—%	(58)	(0.1)%
Net Income Attributable to Oil-Dri	$4,648	6.1%	$5,619	7.9%

Net Income Per Share: Basic Common	$0.66		$0.81
Basic Class B Common	$0.50		$0.61
Diluted Common	$0.61		$0.74
Avg Shares Outstanding: Basic Common	5,126		5,126
Basic Class B Common	2,036		2,068
Diluted Common	7,288		7,253

	Nine Months Ended April 30
	2020	% of Sales	2019	% of Sales
Net Sales	$218,383	100.0%	$206,908	100.0%
Cost of Sales	(158,105)	(72.4)%	(158,660)	(76.7)%
Gross Profit	60,278	27.6%	48,248	23.3%
Selling, General and Administrative Expenses	(44,584)	(20.4)%	(42,091)	(20.3)%
Operating Income	15,694	7.2%	6,157	3.0%
Interest Expense	(314)	(0.1)%	(434)	(0.2)%
Other Income (1)	52	—%	4,653	2.2%
Income Before Income Taxes	15,432	7.1%	10,376	5.0%
Income Tax Expense	(2,573)	(1.2)%	(1,599)	(0.8)%
Net Income	12,859	5.9%	8,777	4.2%
Net Loss Attributable to Noncontrolling Interest	(155)	(0.1)%	(35)	—%
Net Income Attributable to Oil-Dri	$13,014	6.0%	$8,812	4.2%

Net Income Per Share: Basic Common	$1.85		$1.27
Basic Class B Common	$1.39		$0.95
Diluted Common	$1.69		$1.17
Avg Shares Outstanding: Basic Common	5,152		5,108
Basic Class B Common	2,042		2,068
Diluted Common	7,310		7,245
(1) See Note 8 of the Notes to the Unaudited Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the period ending April 30, 2020 for further information about amounts included in this line item for the years presented.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

		As of April 30
		2020	2019
Current Assets
Cash and Cash Equivalents		$20,548	$16,224
Short-term Investments		—	730
Accounts Receivable, Net		41,846	35,906
Inventories		24,096	26,738
Prepaid Expenses and Other		7,623	7,210
Total Current Assets		94,113	86,808
Property, Plant and Equipment, Net		90,133	87,086
Other Noncurrent Assets (1)		31,735	24,584
Total Assets		$215,981	$198,478

Current Liabilities
Current Maturities of Notes Payable		$3,074	$3,083
Accounts Payable		10,524	8,608
Dividends Payable		1,735	1,689
Other Current Liabilities		25,614	18,121
Total Current Liabilities		40,947	31,501
Noncurrent Liabilities
Notes Payable		—	3,045
Other Noncurrent Liabilities (1)		28,379	26,417
Total Noncurrent Liabilities		28,379	29,462
Stockholders' Equity		146,655	137,515
Total Liabilities and Stockholders' Equity		$215,981	$198,478

Book Value Per Share Outstanding		$20.39	$19.16

Acquisitions of:
Property, Plant and Equipment	Third Quarter	$3,584	$3,963
	Year To Date	$10,870	$10,162
Depreciation and Amortization Charges	Third Quarter	$3,470	$3,310
	Year To Date	$10,399	$9,849
(1) Amounts as of April 30, 2020 include right-of-use operating lease assets and related liabilities required by adoption of Accounting Standards Codification 842, Leases.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the Nine Months Ended
	April 30
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$12,859	$8,777
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	10,399	9,849
Increase in Accounts Receivable	(7,296)	(2,185)
Increase in Inventories	(72)	(4,248)
Increase in Accounts Payable	3,859	2,873
Increase (Decrease) in Accrued Expenses	4,612	(1,762)
(Decrease) Increase in Pension and Postretirement Benefits	(5,482)	1,287
Other	3,390	773
Total Adjustments	9,410	6,587
Net Cash Provided by Operating Activities	22,269	15,364

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(10,870)	(10,162)
Net Dispositions of Investment Securities	—	6,404
Other	112	—
Net Cash Used in Investing Activities	(10,758)	(3,758)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Notes Payable	(3,082)	(3,083)
Dividends Paid	(5,292)	(4,967)
Purchase of Treasury Stock	(4,620)	(141)
Other	142	—
Net Cash Used in Financing Activities	(12,852)	(8,191)

Effect of exchange rate changes on Cash and Cash Equivalents	27	52

Net (Decrease) Increase in Cash and Cash Equivalents	(1,314)	3,467
Cash and Cash Equivalents, Beginning of Period	21,862	12,757
Cash and Cash Equivalents, End of Period	$20,548	$16,224